EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of 500,000 shares of common stock under the Millennium Pharmaceuticals, Inc. 2003 Employee Stock Purchase Plan for Employees of Non-U.S. Subsidiaries and Affiliated Entities of our report dated January 17, 2003 with respect to the consolidated financial statements of Millennium Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
April 25, 2003